Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-258461 and 333-265150) pertaining to the 2013 Amended and Restated Equity Incentive Plan, Amended and Restated U.S. Sub-Plan to the Amended and Restated 2013 Equity Incentive Plan, 2021 Share Incentive Plan and 2021 Employee Share Purchase Plan of Riskified Ltd. of our report dated February 24, 2023, with respect to the consolidated financial statements of Riskified Ltd. included in this Annual Report (Form 20-F) for the year ended December 31, 2022.

/s/ Kost Forer Gabbay & Kasierer
February 24, 2023	Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel	A Member of Ernst & Young Global